TBS International Limited Exercises its Purchase Option for Seven Tweendeck Vessels in its Fleet

HAMILTON, BERMUDA – December 18, 2007 – TBS International Limited (NASDAQ: TBSI) announced that on December 17, 2007, through its wholly owned subsidiaries, it exercised its option to purchase 7 of its multipurpose tweendeck vessels for $2.85 million each. The 7 vessels are part of TBS’ operational fleet and since December 2003 have been under a 66-month sale-leaseback arrangement, which provided TBS with purchase options.

These seven multipurpose tweendeck vessels are the MVs Kickapoo Belle, 1987 built, 23,319 dwt; Seneca Maiden, 1986 built, 19,762 dwt; Navajo Princess, 1987 built, 21,902 dwt; Kiowa Princess, 1986 built, 19,762 dwt; Cherokee Princess, 1990 built, 23,286 dwt; Inca Maiden, 1986 built, 22,133 dwt; and Apache Maiden, 1987 built, 23,319 dwt.

TBS fleet comprises 42 vessels in total with an aggregate of 1,224,523 dwt, including 23 tweendeckers and 19 handymax / handysize bulk carriers. This includes six vessels, three multipurpose tweendeckers and three handysize bulk carriers, which TBS has agreed to acquire and have been scheduled for delivery to TBS by the end of the first quarter 2008.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “By exercising our purchase options, TBS now owns these vessels outright instead of operating them under a capital lease arrangement. These assets have appreciated significantly, given the current strong market environment, the shortage of high quality second-hand tweendecker vessels and our intensive fleet upgrade and maintenance program. We believe TBS will be able to benefit from the additional equity that has built up in these assets for our continued business development and fleet growth.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Visit our website at www.tbsship.com

For more information, please contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com